Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1.5 Year Relative Performance Buffer Securities Linked to XLP Relative to XLY

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Long Underlying: Consumer Staples Select Sector SPDR® Fund (ticker symbol: "XLP") Short Underlying: Consumer Discretionary Select Sector SPDR® Fund (ticker symbol: "XLY")
Pricing date:	October 28, 2024
Valuation date:	April 28, 2026
Maturity date:	May 1, 2026
Upside participation rate:	200.00%
Maximum return at maturity:	$190.00 per security (19.00% of the stated principal amount). The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity.
Buffer percentage:	10.00%
CUSIP / ISIN:	17333AGS2 / US17333AGS24
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Relative underlying return:	The underlying return of the long underlying *minus* the underlying return of the short underlying
Underlying return:	For each underlying, (i) its final underlying value *minus* its initial underlying value, *divided by* (ii) its initial underlying value
Payment at Maturity:	• If the relative underlying return is **greater than** 0% (the long underlying outperforms the short underlying): $1,000 + ($1,000 × the relative underlying return × the upside participation rate), subject to the maximum return at maturity • If the relative underlying return is **less than or equal to** 0% but **greater than or equal to** -10% (the long underlying underperforms the short underlying, but not by more than the buffer percentage): $1,000 • If the relative underlying return is **less than** -10% (the long underlying underperforms the short underlying by more than the buffer percentage): $1,000 + [$1,000 × (the relative underlying return + the buffer percentage)], subject to a minimum payment at maturity of $100 per security If the long underlying underperforms the short underlying by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that underperformance exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated October 1, 2024

Hypothetical Payment at Maturity


$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity
-100%
-75%
-50%
-25%
0%
25%
50%
75%
100%
A
B
C
D
Relative Underlying Return
The Relative Underlying Return
The Securities

	Hypothetical Relative Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
D	100.00%	19.00%	$1,190.00
	75.00%	19.00%	$1,190.00
	50.00%	19.00%	$1,190.00
	25.00%	19.00%	$1,190.00
C	9.50%	19.00%	$1,190.00
	7.00%	14.00%	$1,140.00
	5.00%	10.00%	$1,100.00
B	0.00%	0.00%	$1,000.00
	-5.00%	0.00%	$1,000.00
	-10.00%	0.00%	$1,000.00
A	-10.01%	-0.01%	$999.90
	-25.00%	-15.00%	$850.00
	-50.00%	-40.00%	$600.00
	-100.00%	-90.00%	$100.00

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on whether the long underlying outperforms or underperforms the short underlying. If the long underlying underperforms the short underlying by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that underperformance exceeds the buffer percentage. • Your potential return on the securities is limited to the maximum return at maturity. • The securities do not pay interest. • You may incur a significant loss on the securities even if both underlyings appreciate. • The securities may significantly underperform either or both underlyings . • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing values of the underlyings on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Consumer Staples Select Sector SPDR ® Fund is subject to risks associated with the consumer staples sector. • The Consumer Discretionary Select Sector SPDR ® Fund is subject to risks associated with the consumer discretionary sector. • The index tracked by the Consumer Discretionary Select Sector SPDR ® Fund underwent a significant change in September 2018 and, as a result, the index tracked by the Consumer Discretionary Select Sector SPDR ® Fund will differ in important ways from the index tracked by the Consumer Discretionary Select Sector SPDR ® Fund in the past. • The issuer and its affiliates may have conflicts of interest with you. • Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. • The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. • The value and performance of the underlying shares of an underlying may not completely track the performance of the underlying index that that underlying seeks to track or the net asset value per share of that underlying. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.